Exhibit 99

                             Key Energy Group, Inc.
                     Completes $52 Million Private Placement
                     of Convertible Subordinated Debentures


         NEW BRUNSWICK, NJ, July 3, 1996--Key Energy Group, Inc. (AMEX:KEG) announced today that the Company has completed a $52 million private placement of Convertible Subordinated Debentures. The debentures pay interest at 7% annually and are due July 1, 2003. The debentures are convertible into Key Common Stock at $9.75 at any time after November 1, 1996.

     The proceeds will be used to repay existing bank debt that carries variable interest rates in excess of 9.25%. The balance of the proceeds will be used to fund acquisitions and the expansion of existing operations. The offering was completed by McMahan Securities Co. L.P. of Greenwich, Connecticut and Rauscher Pierce Refsnes, Inc. of Houston, Texas.

         Francis D. John, President and CEO of the Company, stated "the successful placement of this $52 million of debentures significantly lowers the Company's annual interest expenses, provides the Company with cash and borrowing ability to continue its rapid expansion in both its well services operations as well as its oil and gas production subsidiary." The Company now intends to continue its successful program of purchasing smaller well service companies and/or assets and consolidating them into Key's existing operations.

         Within the past year the Company has increased its well service and workover rigs from 135 to over 325, giving Key the third largest fleet of well service rigs in the United States, and doubled its oil and gas reserves.

         Key Energy Group, Inc. is a diversified energy company involved in well servicing operations in Oklahoma, Texas, Michigan, Pennsylvania, West Virginia and Argentina, as well as drilling and production of crude oil and natural gas in the Permian Basin of West Texas.